EXHIBIT 99.1

PRESTIGE BRANDS HOLDINGS, INC. REPORTS SECOND QUARTER
 & SIX MONTHS FISCAL 2010 RESULTS

For the Quarter, EPS of $0.20 vs. $0.17; Net Income Up 16%; $23 million of Debt Pay Down

Irvington, NY, November 5, 2009—Prestige Brands Holdings, Inc. today announced results for the second quarter and first half of fiscal year 2010, which ended on September 30, 2009.

Net revenues from continuing operations for the second fiscal quarter were $84.2 million, 2% below the prior year’s comparable quarter net revenues from continuing operations of $85.5 million.  The reported results reflect the recent divestitures of Denorex®, Prell® and Zincon® shampoo brands from the Company’s Personal Care segment, which the Company announced on October 28, 2009.  The revenues and results from these three brands are classified as discontinued operations.  The results of the second quarter reflect revenue increases for the Over-the-Counter Healthcare segment and the Personal Care segment, offset by revenue declines in the Household Cleaning Products segment.

Operating income from continuing operations for the second fiscal quarter was $21.2 million, $1.3 million greater than year ago operating income from continuing operations of $19.9 million.  The increase in operating income from continuing operations was a result of a 28% decrease in advertising and promotional (A&P) expenditures compared to the last fiscal year, primarily due to decreased spending on Allergen Block products compared to introductory spending levels last year. Partially offsetting the decrease in A&P expenditures was a 12% increase in G&A expenses which was due to $2.5 million of expenses related to a reduction in force and the organizational changes. The Company currently anticipates annualized savings of approximately $2 million as a result of the reduction in force.

Income from continuing operations for the second fiscal quarter was $9.7 million, or 19% higher than the prior year comparable period’s results.

Total net income for the second quarter, including that related to the discontinued operations, was $9.9 million, $1.4 million or 16% greater than the prior year comparable period results of $8.5 million.

Earnings per share from continuing operations were $0.20 compared to $0.17 in the prior fiscal year.

Commentary
“Overall we are pleased with the results of the second quarter and remain cautiously optimistic for the balance of the year,” said Matthew Mannelly, President and CEO.  “Based on our brands’ strength in the categories in which we compete, combined with the passion and experience of our team, we believe we are well positioned for future growth as the economy strengthens” he said.

First Half of Fiscal 2010

Net revenues from continuing operations for the first six months of fiscal 2010 were $155.2 million, a decrease of 0.9% from the prior year’s comparable period’s results of $156.5 million. Income from continuing operations was $17.7 million, an increase of 14%, compared to $15.5 million in the comparable period.  Total net income of $18.2 million, or $0.36 per share, including that related to the discontinued operations, was 12% higher than the comparable period’s results of $16.3 million, or $0.33 per share.

Free Cash Flow and Debt Repayment

Free cash flow is a “non-GAAP” financial measure as that term is defined by the Securities and Exchange Commission in Regulation G. Free cash flow is presented in this news release because management believes it is a commonly used measure of liquidity, and indicative of cash available for debt repayment and acquisitions. The Company defines “free cash flow” as operating cash flow from continuing operations less capital expenditures.

The Company’s free cash flow for the second quarter ended September 30, 2009 was $21.7 million, an increase of 2% over the prior year’s comparable quarter. Free cash flow is composed of operating cash flow from continuing operation of $21.8 million less capital expenditures of $100,000. This compares to the prior year comparable quarter’s free cash flow of $21.2 million, composed of operating cash flow from continuing operations of $21.2 million less capital expenditures of $48,000.  The increase was primarily due to the increase in net income from continuing operations.

The Company’s continued strong cash flow resulted in debt repayments of $23.0 million on its term loan during the second quarter. Total debt was reduced to $338.3 million at September 30, 2009. Following the divestitures of the three shampoo brands on October 28, 2009, the Company paid down an additional $8 million on its term loan with the proceeds of the sale.

Second Quarter Results by Segment
Net revenues for the OTC Healthcare segment were $51.4 million, 2% higher than the prior year comparable period. Increased sales of Chloraseptic®, Clear Eyes®, Compound W®, Little Remedies®, New Skin® and The Doctor’s® brands, led to the increase in revenues for this segment. Partially offsetting these increases were revenue declines for the Allergen Block products and the Wartner® brand.

Net revenues for the Household Cleaning products segment were $29.0 million, 10% lower than the prior year comparable period. Comet®, Spic and Span® and Chore Boy® brands all experienced sales declines during the quarter.

Net revenues from continuing operations for the Personal Care segment were $3.8 million, 24% greater than the prior year comparable period. The revenue increase was primarily due to sales increases on the Cutex® line of nail polish removers.

Conference Call
The Company will host a conference call to review its second quarter and six month results on Thursday, November 5, 2009 at 8:30am EST. The toll free dial-in numbers are 1-800-706-7749 within North America and 1-617-614-3474 outside of North America. The conference passcode is “prestige”. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 1-888-286-8010 within North America and at 617-801-6888 outside North America. The passcode is 28607458.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter healthcare, personal care and household cleaning products throughout the U.S., Canada and certain international markets. Key brands include Chloraseptic®, Compound W®, Clear Eyes®, Murine®, New-Skin®, Little Remedies®, The Doctor’s® NightGuard™, Cutex®, Comet®, Spic and Span®, and other well-known brands.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will, “would, “expect”, “intend”, “estimate”, “anticipate”,” believe”, “potential”, “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  The “forward-looking statements” include, without limitation, statements regarding the outlook for the Company’s market and the demand for its products, future revenues, future debt retirement and our ability to manage costs and expenses, including those associated with interest rate risk. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause actual results to vary is included in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal

914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30		Six Months Ended September 30
(In thousands, except share data)	2009	2008	2009	2008
Revenues
Net sales	$83,737	$84,858	$154,133	$155,237
Other revenues	444	682	1,060	1,300
Total revenues	84,181	85,540	155,193	156,537

Cost of Sales
Cost of sales	39,847	40,402	73,029	73,309
Gross profit	44,334	45,138	82,164	83,228

Operating Expenses
Advertising and promotion	9,782	13,543	18,547	20,780
General and administrative	10,481	9,363	18,675	17,336
Depreciation and amortization	2,841	2,308	5,186	4,615
Total operating expenses	23,104	25,214	42,408	42,731

Operating income	21,230	19,924	39,756	40,497

Other (income) expense
Interest income	-	(56)	-	(129)
Interest expense	5,642	6,835	11,295	15,591
Total other (income) expense	5,642	6,779	11,295	15,462

Income from continuing operations before income taxes	15,588	13,145	28,461	25,035
Provision for income taxes	5,908	4,982	10,787	9,488
Income from continuing operations	9,680	8,163	17,674	15,547

Discontinued Operations
Income from operations of assets held for sale, net of income tax	243	359	574	756
Net income	$9,923	$8,522	$18,248	$16,303

Basic earnings per share:
Income from continuing operations	$0.19	$0.16	$0.35	$0.31
Net income	$0.20	$0.17	$0.36	$0.33

Diluted earnings per share:
Income from continuing operations	$0.19	$0.16	$0.35	$0.31
Net income	$0.20	$0.17	$0.36	$0.33

Weighted average shares outstanding:
Basic	50,012	49,924	49,997	49,902
Diluted	50,055	50,037	50,080	50,036

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)
Assets	September 30, 2009	March 31, 2009
Current assets
Cash and cash equivalents	$34,829	$35,181
Accounts receivable	39,152	36,025
Inventories	24,955	25,939
Deferred income tax assets	5,362	4,022
Prepaid expenses and other current assets	2,460	1,358
Inventories of operations held for sale	1,535	1,038
Total current assets	108,293	103,563

Property and equipment	1,291	1,367
Goodwill	114,240	114,240
Intangible assets	564,259	569,137
Other long-term assets	3,646	4,602
Intangible assets of operations held for sale	7,574	8,472

Total Assets	$799,303	$801,381

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,444	$15,898
Accrued interest payable	5,360	5,371
Other accrued liabilities	17,951	9,407
Current portion of long-term debt	3,550	3,550
Total current liabilities	48,305	34,226

Long-term debt	334,787	374,787
Deferred income tax liabilities	103,231	97,983

Total Liabilities	486,323	506,996

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,154 shares at September 30, 2009 and 50,060 shares at March 31, 2009	502	501
Additional paid-in capital	382,790	382,803
Treasury stock, at cost - 124 shares at September 30, 2009 and March 31, 2009	(63)	(63)
Accumulated other comprehensive loss	(975)	(1,334)
Retained deficit	(69,274)	(87,522)
Total stockholders’ equity	312,980	294,385

Total Liabilities and Stockholders’ Equity	$799,303	$801,381

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30
(In thousands)	2009	2008
Operating Activities
Net income	$18,248	$16,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,084	5,513
Deferred income taxes	3,687	5,042
Amortization of deferred financing costs	956	1,159
Stock-based compensation	848	1,577
Changes in operating assets and liabilities
Accounts receivable	(3,127)	1,725
Inventories	984	4,011
Inventories held for sale	(497)	313
Prepaid expenses and other current assets	(1,102)	(828)
Accounts payable	5,546	(1,582)
Accrued liabilities	8,253	3,443
Net cash provided by operating activities	39,880	36,676

Investing Activities
Purchases of equipment	(232)	(109)
Business acquisition purchase price adjustments	-	(4,000)
Net cash used for investing activities	(232)	(4,109)

Financing Activities
Repayment of long-term debt	(40,000)	(26,000)
Purchase of common stock for treasury	-	(15)
Net cash used for financing activities	(40,000)	(26,015)

Increase (Decrease) in cash	(352)	6,552
Cash - beginning of period	35,181	6,078

Cash - end of period	$34,829	$12,630

Interest paid	$10,350	$14,775
Income taxes paid	$6,307	$4,761

	Three Months Ended September 30, 2009
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$51,368	$28,602	$3,767	$83,737
Other revenues	9	411	24	444

Total revenues	51,377	29,013	3,791	84,181
Cost of sales	19,217	18,483	2,147	39,847

Gross profit	32,160	10,530	1,644	44,334
Advertising and promotion	7,378	2,285	119	9,782

Contribution margin	$24,782	$8,245	$1,525	34,552
Other operating expenses				13,322

Operating income				21,230
Other (income) expense				5,642
Provision for income taxes				5,908
Income from continuing operations				9,680
Income from discontinued operations (assets held for sale), net of income tax				243

Net income				$9,923

	Six Months Ended September 30, 2009
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$91,640	$55,443	$7,050	$154,133
Other revenues	20	1,017	23	1,060

Total revenues	91,660	56,460	7,073	155,193
Cost of sales	32,745	36,284	4,000	73,029

Gross profit	58,915	20,176	3,073	82,164
Advertising and promotion	14,118	4,204	225	18,547

Contribution margin	$44,797	$15,972	$2,848	63,617
Other operating expenses				23,861

Operating income				39,756
Other (income) expense				11,295
Provision for income taxes				10,787
Income from continuing operations				17,674
Income from discontinued operations (assets held for sale), net of income tax				574

Net income				$18,248

	Three Months Ended September 30, 2008
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$50,318	$31,482	$3,058	$84,858
Other revenues	24	658	--	682

Total revenues	50,342	32,140	3,058	85,540
Cost of sales	17,567	20,937	1,898	40,402

Gross profit	32,775	11,203	1,160	45,138
Advertising and promotion	10,654	2,731	158	13,543

Contribution margin	$22,121	$8,472	$1,002	31,595
Other operating expenses				11,671

Operating income				19,924
Other (income) expense				6,779
Provision for income taxes				4,982
Income from continuing operations				8,163
Income from discontinued operations (assets held for sale), net of income tax				359

Net income				$8,522

	Six Months Ended September 30, 2008
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated
(In thousands)
Net sales	$89,564	$59,886	$5,787	$155,237
Other revenues	24	1,276	--	1,300

Total revenues	89,588	61,162	5,787	156,537
Cost of sales	30,775	38,860	3,674	73,309

Gross profit	58,813	22,302	2,113	83,228
Advertising and promotion	15,691	4,801	288	20,780

Contribution margin	$43,122	$17,501	$1,825	62,448
Other operating expenses				21,951

Operating income				40,497
Other (income) expense				15,462
Provision for income taxes				9,488
Income from continuing operations				15,547
Income from discontinued operations (assets held for sale), net of income tax				756

Net income				$16,303